                              CERTIFICATE OF ELIMINATION
                OF SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                          OF
                          VITAFORT INTERNATIONAL CORPORATION


      VITAFORT INTERNATIONAL CORPORATION, a Delaware corporation (the "Corporation"), pursuant to Article Fourth of its Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware (the "GCL"), certifies that the Board of Directors of the Corporation by unanimous written consent dated April 25, 1996, duly adopted the following preambles and resolutions for the elimination of that series of preferred stock designated as the Series A% Cumulative Convertible Preferred Stock, par value $.01 per share:

      WHEREAS, pursuant to a Certificate of Designation filed by the Corporation, the Corporation is authorized to issue a series of preferred stock which has been designated Series A 8% Cumulative Convertible Preferred Stock, par value $.01, and is comprised of 11,435 shares (the "Series A Preferred Stock"); and

      WHEREAS, all of the issued Series A Preferred Stock have been converted into the Corporation's Common Stock, par value $.0001 per share, and there are no shares of the Series A Preferred Stock issued and outstanding; now therefore, be it

      RESOLVED, that the Corporation shall issue no further shares of Series A 8% Preferred Stock; and it is further

      RESOLVED, that the Series A Preferred Stock shall be eliminated as provided in the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, VITAFORT INTERNATIONAL CORPORATION has caused this Certificate of Elimination to be signed by Mark Beychok, its President and attested to by Frank J. Hariton, its Assistant Secretary, this 25th day of April, 1996.

                                       VITAFORT INTERNATIONAL CORPORATION



                                       /s/ Mark Beychok
                                        -----------------------------------
                                           Mark Beychok, President

ATTEST:



/s/ Frank J. Hariton
- --------------------------------------
Frank J. Hariton, Assistant Secretary


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                                  STATE OF DELAWARE

                           OFFICE OF THE SECRETARY OF STATE

                          ----------------------------------

    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "VITAFORT INTERNATIONAL CORPORATION", FILED IN THIS OFFICE ON THE SECOND DAY OF MAY, A.D., 1996, AT 9 O'CLOCK A.M.
     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

[Seal of the State of Delaware]



[Seal of the Secretary of State, Delaware]   /s/ Edward J. Freel
                                             -----------------------------------
                                             Edward J. Freel, Secretary of State

2209042   8100                               AUTHENTICATION:         7934171
960129903                                              DATE:         05-06-96